Exhibit 21.1

Subsidiaries of the Registrant

Jurisdiction of
Name	Incorporation	Doing Business as

Peterson Consulting L.L.C.	Illinois	Navigant Consulting, Inc.
Navigant Capital Advisors, LLC	Delaware	Navigant Capital Advisors, LLC
Navigant Consulting (Europe) Limited	United Kingdom	Navigant Consulting Europe
Navigant Consulting Ltd.	Ontario, Canada	Navigant Consulting Ltd.
Navigant Consulting (PI) LLC	Delaware	Navigant Consulting (PI) LLC
Navigant Economics, LLC	Delaware	Navigant Economics
NCI Healthcare, LLC	Delaware	Navigant Consulting, Inc.

Pursuant to Rule 601(b)(21)(ii) of Regulation S-K, certain subsidiaries have been omitted from this Exhibit.